Exhibit 10.1

Execution Version

SPECTRUM ACQUISITION AGREEMENT

between

T-MOBILE LICENSE LLC

a Delaware Limited Liability Company (“Buyer”)

and

AWS WIRELESS INC.

a Delaware corporation (“Seller”)

Dated as of July 17, 2008

Execution Version

TABLE OF CONTENTS

PAGE

ARTICLE I Definitions	1
1.1	Definitions	1
ARTICLE II Purchase; Sale and Assignment	4
2.1	Assignment and Assumption of Licenses	4
2.2	Consideration	5
2.3	Due Diligence	5
2.4	Excluded Assets	5
2.5	Assumption of Liabilities	5
ARTICLE III Closing	5
3.1	Time and Place the Closing	5
3.2	Closing Deliverables	5
ARTICLE IV Representations and Warranties	6
4.1	Mutual Representation and Warranties	6
4.2	Representations and Warranties of Seller	7
4.3	Representations and Warranties of Buyer	9
ARTICLE V Covenants	9
5.1	Mutual Covenants	9
5.2	Certain Seller Covenants	11
5.3	Buyer Covenant	11
5.4	Hart-Scott-Rodino Antitrust Improvements Act of 1976	12
ARTICLE VI Closing Conditions	12
6.1	Conditions to Obligations of Both Parties.	12
6.2	Conditions to Obligations of Buyer.	13
6.3	Conditions to the Obligations of Seller	13
ARTICLE VII Events of Termination and Indemnification	14
7.1	Termination Rights	14
7.2	Effect of Termination	14
7.3	Events of Default	14
7.4	Seller Indemnification	15
7.5	Buyer Indemnification	15
7.6	Indemnification Procedures	15
7.7	Limits in Indemnity	16
7.8	Sole Remedy	16

i

Execution Version

ARTICLE VIIIMiscellaneous	16
8.1	Attorney’s Fees	16
8.2	Taxes	17
8.3	Benefit	17
8.4	Counterparts	17
8.5	Entire Agreement	17
8.6	FCC Rules	17
8.7	Further Action	17
8.8	Governing Law	17
8.9	Headings	17
8.10	Notice	18
8.11	Time of Essence	18
8.12	Amendments and Waiver	18
8.13	Successors and Assigns	19
8.14	Construction	19
8.15	Word Meanings	19
8.16	Survival	19
8.17	Waiver of Trial by Jury	19
8.18	Specific Performance	19
8.19	Severability	19
8.20	Incorporation of Exhibits and Attachments	20
8.21	Number of Days	20

EXHIBITS
EXHIBIT A – LICENSES
EXHIBIT B – INSTRUMENT OF ASSIGNMENT

EXHIBIT C – FCC OPINION

EXHIBIT D – SELLER’S CERTIFICATE

EXHIBIT E – CORPORATE OPINION

EXHIBIT F – BUYER’S CERTIFICATE

ii

Execution Version

SPECTRUM ACQUISITION AGREEMENT

This Spectrum Acquisition Agreement (“Agreement”) is entered into this 17th day of July, 2008 (the “Effective Date”) by and between AWS Wireless Inc., a Delaware corporation (“Seller”) and T-Mobile License LLC, A Delaware limited liability company (“Buyer”) (each of Buyer and Seller, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Seller holds authorizations issued by the Federal Communications Commission (“FCC”) for certain Advanced Wireless Services licenses (collectively, the “Licenses,” copies of which are attached hereto at Exhibit A); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title to and interest in and to the Licenses identified in Exhibit A in full compliance with FCC Rules, as defined herein, and in the manner and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1       Definitions. In addition to capitalized terms defined throughout this Agreement, the following terms shall have the following meanings:

AWS means the Advanced Wireless Services.

Affiliate means any entity that, with respect to another entity, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such other entity, where “control” means to own or control over fifty percent (50%) of the voting power of the applicable entity or otherwise have the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise, but any such entity shall be deemed to be an Affiliate only so long as such control exists.

Agreement has the meaning ascribed to it in the preamble.

Assignment Application means one or more applications submitted to the FCC requesting FCC consent to the assignment of the Licenses from Seller to Buyer.

Assumed Liabilities has the meaning ascribed to it in Section 2.5.

Breaching Party has the meaning ascribed to it in Section 7.1(d).

1

Execution Version

Buyer Indemnified Claims has the meaning ascribed to it in Section 7.5.

Buyer Indemnified Parties has the meaning ascribed to it in Section 7.4.

Buyer Material Adverse Effect means any event, change or effect that is materially adverse to, or significantly delays, Buyer’s ability to consummate the Transaction on the terms contemplated by this Agreement.

Closing has the meaning ascribed to it in Section 3.1.

Closing Date means the date on which the Closing occurs.

Communications Act means the Communications Act of 1934, as amended.

Confidential Information means any and all information regarding this Agreement, including the terms and conditions of this Agreement, the ancillary documents hereto and the terms and conditions of the Transaction and the business, finances, operations, products, services and customers of Buyer or Seller, as applicable, including their respective Affiliates, in written or oral form or in any other medium.

Consent means any consent or approval of a Governmental Entity or other third party necessary to consummate the Transaction.

Damages means any and all losses, claims, demands, liabilities, or obligations incurred by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants’ fees, and reasonable attorneys’ fees and costs, of every kind and description, contingent or otherwise.

Deductible has the meaning ascribed to it in Section 7.7.

Effective Date has the meaning ascribed to it in the preamble.

Event of Default has the meaning ascribed to it in Section 7.3.

FCC has the meaning ascribed to it in the Recitals.

FCC Consent means the consent of the FCC to the assignment of the Licenses from Seller to Buyer pursuant to the Assignment Application.

FCC Rules means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions, policies, reports and orders issued pursuant to the adoption of such regulations.

Final Order means an order or decision of the FCC as to which the time for filing for administrative or judicial review, or reconsideration, or for the FCC to set aside such grant on its own motion, has expired without any such filing having been made or action taken, or, in the

2

Execution Version

event of such filing or action, the order or decision has been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto has expired without any such request for such further review having been filed.

Governmental Entity means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign), including the FCC.

HSR Approval means the expiration or termination of any waiting period (and any extension thereof) applicable to the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnification Notice means a notice by an Indemnified Party which is (a) asserted in good faith, (b) signed by an officer of the Indemnified Party, (c) stating that the Indemnified Party has paid, incurred or sustained losses, (d) specifying in reasonable detail the basis for such losses and, (e) describing the individual items included in such losses and any related calculations.

Indemnified Claims means, generically, the Buyer Indemnified Claims or the Seller Indemnified Claims, as applicable.

Indemnified Party or Indemnified Parties means, generically, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.

Law or Laws means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Entity including FCC Rules.

Licenses has the meaning ascribed to it in the Recitals.

Lien means any mortgage, pledge, lease, indebtedness, encumbrance, or security interest that is imposed against or related to or attached to one or more of the Licenses to be sold to Buyer pursuant to this Agreement but does not include any conditions, obligations or restrictions imposed by the FCC, imposed under FCC Rules, or asserted through FCC process.

Non-Disclosure Agreement means the agreement titled Mutual Non-Disclosure Agreement by and between Buyer and Seller dated April 29, 2008.

Party or Parties has the meaning ascribed to it in the Preamble.

Person means an individual, limited liability company, corporation, partnership, association, joint venture, trust, Governmental Entity, cooperative, association, or other entity, including the Parties hereto, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

3

Execution Version

Purchase Price has the meaning ascribed to it in Section 2.2.

Representatives has the meaning ascribed to it in Section 5.1(d).

Seller Indemnified Claims has the meaning ascribed in Section 7.4.

Seller Indemnified Parties has the meaning ascribed in Section 7.5.

Seller Material Adverse Effect means any event, condition, circumstance, change or effect that is materially adverse to the value or use of the Licenses, taken both as a whole and individually, or that is materially or adverse to, or significantly delays, Seller’s ability to consummate the Transaction on the terms contemplated by this Agreement, other than any event, change or effect relating to or arising out of: (i) the economy or securities markets in general, (ii) this Agreement or the Transaction or the announcement thereof to the extent attributable to Buyer and independent of Seller’s actions or inactions, (iii) the telecommunications industry generally or licenses in the same spectrum band as the Licenses; (iv) changes in laws or decisions reached by Governmental Entities with respect to the telecommunications industries, or any interpretation thereof; or (iv) any outbreak of major hostilities or terrorist activities, any declaration by the United States of a national emergency or war or any other national or international calamity or crisis.

Service Areas means the Cellular Market Area (CMA), Economic Area (EA) or Regional Economic Area Grouping (REAG), as the case may be, for which Seller is authorized for wireless operations pursuant to the Licenses.

Terminating Party has the meaning ascribed to it in Section 7.1.

Transaction means the purchase and sale of the Licenses as contemplated in and pursuant to the terms of this Agreement and the ancillary documents hereto.

Unimpaired means that Seller: (i) is in compliance with all Laws and FCC Rules relating to the Licenses except for such noncompliance as would not have a Seller Material Adverse Effect; (ii) has not sold, leased or hypothecated any interest in the Licenses to any third party; (iii) has not granted any interference consents or entered into any interference agreements with respect to any of the Licenses or other agreements, contracts or arrangements that could affect or impair the rights of, or result in new or additional liabilities or obligations for, Buyer as the holder of the Licenses; (iv) has not partitioned or disaggregated any part of the Service Areas or the frequencies associated with any of the Licenses; and (v) has not agreed to any channel / frequency swapping arrangements.

ARTICLE II

Purchase; Sale and Assignment

2.1       Assignment and Assumption of Licenses. Upon the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, grant, transfer, and/or deliver (or cause to be sold, assigned, granted, transferred and/or delivered) to Buyer, free and clear of all Liens and

4

Execution Version

Unimpaired, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller’s obligations, right, title and interest in and to the Licenses.

2.2       Consideration. The purchase price for all of the Licenses to be purchased hereunder shall be NINETY SEVEN MILLION FIVE HUNDRED THOUSAND and No/100 United States Dollars (US $97,500,000.00) (“Purchase Price”), which shall be paid at Closing by wire transfer of immediately available funds.

2.3       Due Diligence. Buyer has conducted its own due diligence, investigation, analysis and review of the Licenses, Information, and any other material it deems relevant to make a reasoned decision regarding its purchase of the Licenses. Except as otherwise expressly set forth herein, Seller has not made and does not make any representations, warranties or covenants of any kind or character whatsoever, whether express or implied, with respect to the Licenses, including whether the Licenses are suitable or appropriate for Buyer’s intended use of the Licenses and Seller specifically disclaims the implied warranty of merchantability or the fitness of the Licenses for a particular purpose.

2.4       Excluded Assets. Notwithstanding any provision in this Agreement or any writing to the contrary, Buyer is only purchasing the Licenses identified on Exhibit A and Buyer expressly understands and agrees that all other assets and properties of Seller shall be excluded.

2.5       Assumption of Liabilities. Upon the Closing Date Buyer assumes all rights, responsibilities, liabilities and obligations associated with the Licenses and the ownership thereof, whether arising prior to or after the date hereof and whether accrued, absolute, contingent or otherwise (collectively, the “Assumed Liabilities”); provided, however, that, notwithstanding anything to the contrary, Buyer shall not assume any responsibilities, liabilities or obligations under any agreements entered into by Seller or its Affiliates prior to Closing or associated with the Licenses, pertaining to the relocation of incumbent users of the spectrum included within the Licenses.

ARTICLE III

Closing

3.1       Time and Place the Closing. The consummation of the purchase and sale of the Licenses (the “Closing”) shall take place at the offices of Patton Boggs, LLP in Washington, DC at 2 PM local time five (5) business days following the date that the last applicable condition set forth in Article VI has been satisfied or waived, or in such other place and/or time and/or date as the Parties may agree.

3.2	Closing Deliverables. The Parties shall take actions described below at the Closing.

(a)             Seller’s Deliverables. Seller shall make the following deliveries to Buyer at the Closing:

(i)        One or more instruments of assignment in form and substance substantially identical to Exhibit B, sufficient to assign the Licenses to Buyer at the Closing;

5

Execution Version

(ii)       An FCC opinion in form and substance substantially identical to Exhibit C;

(iii)      An executed certificate in form and substance substantially identical to Exhibit D; and

(iv)      A corporate opinion in form and substance substantially identical to Exhibit E.

(b)             Buyer’s Deliverables. Buyer shall make the following deliveries at the Closing:

(i)	The Purchase Price to Seller;

(ii)       One or more instruments of assumption in form and substance substantially identical to Exhibit B, sufficient to assume the Licenses and Assumed Liabilities at the Closing; and

(iii)      An executed certificate in form and substance substantially identical to Exhibit F.

(c)             Additional Deliverables. The Parties shall execute and deliver or cause to be executed and delivered all other documents, instruments, and certificates contemplated by this Agreement to be delivered at the Closing or necessary and appropriate in order to consummate the Transaction.

ARTICLE IV

Representations and Warranties

4.1       Mutual Representation and Warranties. Subject to the disclosure schedules (identified by section reference to the section such disclosure relates to) in this Agreement, each Party, as to itself, represents and warrants to the other as follows, as of the Effective Date and as of the Closing:

(a)             Existence. It is duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of organization and has the requisite corporate or limited liability company power, as applicable, and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party, and to own the Licenses and is duly licensed or qualified to do business in such jurisdictions in which its activities or character of its assets makes such licensing or qualifications necessary to carry on its business, as now being conducted, except such jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect or Buyer Material Adverse Effect, as applicable.

6

Execution Version

(b)             Due Authorization. The execution and delivery of this Agreement by it, the performance of its obligations hereunder, and its consummation of the Transaction have been duly and validly authorized by all required corporate or limited liability company actions and no other actions are necessary to authorize this Agreement or to consummate the Transaction.

(c)             Binding Obligation. This Agreement has been, and all other documents required to be executed and delivered by it in accordance herewith will be duly executed and delivered by it and, as of the Effective Date, constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and may be subject to general principles of equity.

(d)             Filings and Consents. Except as disclosed on Schedule 4.1(d), there is no requirement applicable to it to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity or third party as a condition to the lawful consummation by Buyer of the Transaction and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for the FCC Consent.

(e)             No Conflict. Subject to the receipt of each FCC Consent and HSR Approval, neither the execution, delivery and performance of this Agreement, together with all associated agreements and instruments, nor the consummation of the Transaction will, with or without the passage of time or the delivery of notice or both, (i) conflict with, violate or result in any breach of the terms, conditions or provisions of its Certificate of Incorporation, Bylaws, or other organizational agreements or formational documents, (ii) conflict with or result in a violation or breach of, or constitute a default or require the Consent of any Person (other than as specifically contemplated herein), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any governmental authorization, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its respective properties or Licenses may be bound, or (iii) violate any Law of any Governmental Entity applicable to it or by which any of their respective properties or Licenses may be bound.

(f)              No Action. There is no action, proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or the Licenses that could have an adverse effect on its ability to consummate the Transaction or fulfill its obligations under this Agreement, or which seeks to prevent or challenge the Transaction.

(g)             Brokers. To the extent either Party has employed a broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transaction, such Party will be solely responsible to pay any applicable fees or commissions.

4.2       Representations and Warranties of Seller. In addition to Section 4.1 above, Seller (which for purposes of this Section 4.2 includes any Affiliate and any other predecessor in interest formerly holding the Licenses) hereby represents and warrants as of the Effective Date and as of the Closing, as follows:

7

Execution Version

(a)             Good Title. Each of the Licenses has been validly issued, is in full force and effect, is held in the name of Seller, and has been granted by Final Order. Upon delivery to Buyer at Closing, Seller will transfer to Buyer good and marketable title to each of the Licenses, Unimpaired and subject to no Liens. No person other than Seller, and any existing spectrum incumbents in the Service Areas, has or will at Closing have the right to use all or any portion of the Licenses or the spectrum subject to such Licenses.

(b)             Licenses Unimpaired. Except as disclosed on Schedule 4.2(b), each of the Licenses is Unimpaired. There is no outstanding indebtedness to the FCC, or any Governmental Entity, with respect to any of the Licenses, and Seller has not received any bidding credits from the FCC relating to the Licenses. Seller does not owe any unjust enrichment penalties and no other fines or monies shall be owed to the FCC or any Governmental Entity.

(c)             No Liens. Except as disclosed on Schedule 4.2(c), there are no Liens against the Licenses.

(d)             Not Insolvent. Seller is not, and after giving effect to the Transaction, it will not be, insolvent and it is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors, and no trustee, receiver or liquidator has been appointed for it or any of its properties.

(e)             No Other Agreement. Seller has no other commitment or legal obligation and has not granted any option, right of first refusal or right of first offer, absolute or contingent, to any Person other than Buyer to sell, assign, transfer, dispose of, grant an option in, grant a right of first refusal with respect to, grant a right of first offer with respect to, or effect a sale of the Licenses, or any portion thereof, or to enter into any agreement, arrangement or understanding, or cause the entering into of an agreement, arrangement or understanding, with respect to such a sale.

(f)           No Relocation Obligations. Seller has not entered into any contracts or agreements relating to the relocation (or termination of service) of any incumbent users of any the spectrum included within the Licenses or otherwise made any commitments or concessions relating thereto.

(g)          Authority; Compliance. Seller has full power and authority to hold each of the Licenses and is qualified under FCC Rules and other Laws to assign the Licenses, subject to obtaining FCC Consent. Seller has complied in all material respects with all Laws that are applicable to each of the Licenses and performed all obligations that were required to be performed under the Licenses up until Closing and under all Laws. Seller has made all regulatory filings and filed all reports and applications required to own each of the Licenses, and paid all fees and assessments imposed by any Governmental Entity with respect to the Licenses, and all such filings and the calculation of such fees are accurate and complete in all material respects.

(h)          Litigation. There is no litigation instituted or pending, or, to the knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted

8

Execution Version

would have at least a reasonable possibility of an unfavorable outcome) against Seller or against any director, employee or employee benefit plan of Seller, or against any asset, interest, or right of any of them which, if adversely determined, would result in the revocation, cancellation, suspension or adverse modification of any of the Licenses. There are no orders, writs, injunctions, decrees, contracts or agreements outstanding against Seller or to which Seller is a party that have, or reasonably would be expected to have, a material adverse effect on any of the Licenses. No event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Licenses that permits or would permit revocation or termination of any of the Licenses, or that is reasonably likely to adversely affect the rights of the holder under any of the Licenses. No facts are known to Seller which if known by a Governmental Authority of competent jurisdiction would present a substantial risk that any of the Licenses could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against Seller. Each of the Licenses will continue in full force and effect between the date of this Agreement and the Closing Date without the consent, approval, or act of, or the making of any filing with, any Governmental Authority, other than such filings and other actions as are routinely required for AWS licenses. None of the Licenses is subject to any condition or restrictions not set forth on the face thereof or contained in FCC Rules or published policies. Subject to the FCC Consent, each of the Licenses may be assigned to Buyer in accordance with this Agreement.

4.3       Representations and Warranties of Buyer. In addition to Section 4.1 above, Buyer hereby represents and warrants as of the Effective Date and as of the Closing as follows:

(a)             Qualified. Buyer is legally, technically, financially and otherwise qualified under the FCC Rules to hold the Licenses without the need for waiver of any FCC Rule. There are no proceedings pending or, to the knowledge of Buyer, threatened, or facts that could reasonably be expected to disqualify Buyer under the FCC Rules or otherwise from acquiring the Licenses or that would cause the FCC to withhold or delay granting the FCC Consent.

(b)             Capital Resources. Buyer has, and will have at the Closing, sufficient cash resources available to pay the Purchase Price and all fees and expenses payable by it in connection with the Transaction. Buyer acknowledges and agrees that the obtaining of any financing is not a condition to the consummation of the Transaction.

(c)             Not Insolvent. Buyer is not, and, after giving effect to the Transaction, it will not be, insolvent and it is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors, and no trustee, receiver or liquidator has been appointed for it or any of its properties.

ARTICLE V

Covenants

5.1	Mutual Covenants.

9

Execution Version

(a)             Filing and Prosecution of Applications and Amendments. Within ten (10) business days after the Effective Date, Seller and Buyer shall complete their respective portions of the Assignment Application and cause such Assignment Application to be filed with the FCC. Each of Seller and Buyer shall, at its own expense, cooperate in providing all information and taking all steps reasonably necessary, desirable or appropriate to expedite the preparation, filing, prosecution and granting of the Assignment Application. In the event any Person petitions the FCC to deny or otherwise challenges the Assignment Application or any other application filed or amended pursuant to this Agreement, or in the event the FCC grants the Assignment Application or any other application filed or amended pursuant to this Agreement and any Person petitions for review or reconsideration of such grant before the FCC or seeks judicial review of such grant, then Seller and Buyer shall cooperate using commercially reasonable efforts to oppose such petition or, to the extent a petition to deny is granted, to secure reconsideration or review of such denial before it becomes a Final Order. Buyer and Seller shall each bear their own costs with respect to their mutual efforts to file and prosecute the Assignment Application. However, in the event of a petition or review or inquiry or reconsideration or denial involving the Licenses or the Assignment Application, the costs of defending against the same shall be apportioned as follows:

(i)        If the reason for any inquiries, challenges or denials relates solely to alleged acts or omissions by Seller or its employees, then Seller shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; provided, however, that Buyer shall be responsible for payment of its own attorneys’ fees and costs to cooperate with Seller in such filings up to a total dollar amount of FIFTY THOUSAND and No/100 United States Dollars (US $50,000.00);

(ii)       If the reason for any inquiries, challenges or denials relates solely to Buyer’s qualifications to become the licensee of the Licenses, or to alleged acts or omissions by Buyer or its employees or agents, then Buyer shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; provided, however, that Seller shall be responsible for payment of its own attorneys’ fees and costs to cooperate with Buyer in such filings up to a total dollar amount of FIFTY THOUSAND and No/100 United States Dollars (US $50,000.00); and

(iii)      If the reason for any challenges or denials to the Assignment Application relates to the transfer or assignment of the Licenses from Seller to Buyer, or relates in some other manner to facts and circumstances that jointly involve Buyer and Seller, then each shall cooperate in preparing and jointly filing all necessary petitions and appeals, and the Parties shall each pay its own costs, fees and expenses associated with such filings. Each Party shall be given a reasonable opportunity to review any and all pleadings, documents, applications and other materials filed by the other Party with respect to any of the foregoing prior to its filing.

(b)             Reasonable Efforts. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Laws to carry out all of their respective obligations under this Agreement, including obtaining FCC Consent. Each Party shall furnish to the other Party all information reasonably required for inclusion in any application or filing to be made in connection with this Transaction.

10

Execution Version

(c)             Notification Required. In the event a Party becomes aware during the period between the Effective Date and the Closing that a representation and/or warranty it has made under this Agreement is no longer accurate in a manner that is material to the Transaction, such Party shall notify the other of that fact in writing within ten (10) business days, and, in any event, prior to Closing. In addition, such Party shall use commercially reasonable efforts to prevent or promptly remedy any breach of its representations, warranties, covenants or agreements. Furthermore, each Party shall notify the other upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying Party, which has had or would reasonably be expected to have a Buyer Material Adverse Effect or Seller Material Adverse Effect, as applicable.

(d)             Confidentiality. Each Party (i) will not, without prior written approval of the other Party, make any press release or other public announcement concerning the Transaction or this Agreement and (ii) will keep confidential and not disclose, and will use commercially reasonable effort to cause their respective officers, directors, employees, agents, counsel, consultants, auditors and other representatives (collectively, “Representatives”) to keep confidential and not disclose the Confidential Information to any third party, in each case except as and to the extent that any such Party will be so obligated by Law, in which case the other Party will be so advised and the Parties will use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Nothing contained in the foregoing will preclude (i) communications or disclosures necessary to implement the provisions of this Agreement or (ii) disclosures by the Parties hereto to their Representatives on a “need to know basis”.

5.2	Certain Seller Covenants.

(a)             Compliance with Laws. From and after the Effective Date and until the Closing, Seller shall comply in all material respects with all applicable Laws, including all laws and FCC Rules relating to any Licenses or their use.

(b)             Clear Liens. Seller shall have discharged and released all Liens related to the Licenses at Closing and such discharge and release shall not impose any obligations on Buyer.

(c)             Agreement Not to Transfer. Other than in connection herewith, Seller shall not sell, transfer, assign, dispose of, grant an option in, grant a right of first refusal with respect to, grant a right of first offer with respect to, lease, or otherwise dispose of, or offer to, or discuss or enter into any agreement, arrangement or understanding to, sell, transfer, assign, lease, grant an option in, grant a right of first refusal with respect to, grant a right of first offer with respect to, or otherwise dispose of any of the Licenses. Seller shall not take or permit to be taken any action to adversely affect, impair or subject to forfeiture or cancellation any of the Licenses, take or agree to take any other action inconsistent with the consummation of the Transaction contemplated by this Agreement, or incur any obligation or liability, absolute or contingent, relating to or affecting any of the Licenses or their use. On the Closing Date, Seller will be the exclusive, authorized, legal holder of each of the Licenses.

5.3       Buyer Covenant. After Closing, Buyer shall notify the FCC of the consummation of the assignment of the Licenses within the time allowed under the FCC’s Rules.

11

Execution Version

5.4	Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(a)    Seller Obligations. To the extent required in connection with the Transaction, Seller (and, to the extent required, its Affiliates) covenants to provide, within twenty (20) business days of the Effective Date, notification and comply with any requirements to obtain HSR Approval and will use its reasonable best efforts to obtain early termination of the waiting period. Seller shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Entity.

(b)    Buyer Obligations. To the extent required in connection with the Transaction, Buyer (and, to the extent required, its Affiliates) covenants to provide, within twenty (20) business days of the Effective Date, notification and comply with any requirements to obtain HSR Approval and will use its reasonable best efforts to obtain early termination of the waiting period. Buyer shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Entity.

(c)    The Parties shall equally share the costs, including fees, of all filings required for HSR Approval. Buyer and Seller shall use their reasonable best efforts to prevent the entry of any order by a Governmental Entity that would prohibit, make unlawful or delay the consummation of the Transaction.

ARTICLE VI

Closing Conditions

6.1	Conditions to Obligations of Both Parties.

Unless waived in writing by both Parties, the obligation of each Party to consummate the Transaction shall be conditioned on the absence of any (a) preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, or (b) any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, that would prevent or make illegal the consummation of the Transaction. All approvals by any Governmental Entity (including HSR Approval) required to be taken, given or obtained, as the case may be, by or from any Governmental Entity, that are necessary for the consummation of the Closing and the Transaction, if any, shall have been duly taken, given or obtained, as the case may be and shall be in full force and effect on the Closing Date, shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), all waiting periods applicable to the Transaction shall have expired or been terminated, and all conditions contained in any such approval required to be satisfied prior to consummation of the Transaction shall have been satisfied. No such approvals shall impose any terms, conditions or provisions outside the ordinary course on Buyer or Seller.

12

Execution Version

6.2       Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transaction shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived in writing by Buyer:

(a)             Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in each case when made, and at and as of the Closing, with the same force and effect as though made at and as of such time, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)             Performance of Agreement. Seller shall have performed in all material respects all covenants and agreements contained herein that are required to be performed by it at or before the Closing.

(c)             Certificate. An officer of Seller shall have delivered to Buyer a certificate, in form and substance substantially identical to Exhibit D hereto, dated the Closing Date, certifying the Seller’s fulfillment of the conditions set forth in paragraphs 6.2(a) and 6.2(b) above.

(d)             FCC Consent. The Consent of the FCC to the assignment of each of the Licenses shall have been obtained by Final Order, and Seller shall have obtained the Consent of or given timely notice to, as applicable, any other Person or Governmental Entity that is required in order to consummate the Transaction and such Consent shall not impose terms or conditions outside the ordinary course for AWS licenses.

(e)             FCC Opinion. Seller shall have furnished Buyer with an opinion of FCC regulatory counsel in form and substance substantially identical to Exhibit C hereto, dated as of the Closing Date.

(f)              Instrument of Assignment. Seller shall have executed one or more instruments of assignment in form and substance substantially identical to Exhibit B.

(g)             Corporate Opinion. Seller shall have furnished Buyer with an opinion of corporate counsel in form and substance substantially identical to Exhibit E hereto, dated as of the Closing Date.

6.3       Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transaction shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived in writing by Seller:

(a)             Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct, in each case when made and at and as of the Closing Date, with the same force and effect as though made at and as of such time with such exceptions as have not have and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)             Performance of Agreements. Buyer shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

13

Execution Version

(c)             Certificates. An officer of Buyer shall have delivered to Seller a certificate, in form and substance substantially identical to Exhibit F hereto, dated the Closing Date, certifying Buyer’s fulfillment of the conditions set forth in paragraphs 6.3(a) and 6.3(b) above.

(d)             FCC Consent. The Consent of the FCC to the assignment of the Licenses shall have been obtained by Final Order, and Seller shall have obtained the Consent of any other Person or Governmental Entity that is required in order to consummate the Transaction.

(e)             Instrument of Assumption. Buyer shall have executed one or more instruments of assignment and assumption in form and substance substantially identical to Exhibit B.

ARTICLE VII

Events of Termination and Indemnification

7.1       Termination Rights. Either Party may terminate this Agreement (the "Terminating Party") by providing written notice to the other Party at any time prior to the Closing, in the following circumstances:

(a)	if the FCC issues a Final Order denying the Assignment Application;

(b)       if the FCC has not granted the Assignment Application by March 31, 2009;

(c)	if the Closing has not occurred on or prior to June 30, 2009; or

(d)       if either Party commits an Event of Default, as hereinafter defined, that is not cured by the breaching party (“Breaching Party”) as specified in Section 7.3 below; provided, however, that the Terminating Party may not be in material breach of any provision of this Agreement in order to terminate the Agreement pursuant to this Section 7.1(d).

Any termination pursuant to Section 7.1 shall be effective upon the date the Terminating Party provides written notice of termination to the other Party. The dates set forth in Section 7.1(b) and Section 7.1(c) shall be automatically extended during the pendency of any FCC or court proceedings resulting from challenges to the FCC’s grant of the Assignment Application.

7.2       Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become null and void, and there shall be no liability on the part of any of the Parties hereto or their respective officers, directors, stockholders or Affiliates, except that nothing shall relieve any Party from liability for fraud or any material and willful breach of this Agreement.

7.3       Events of Default. An "Event of Default" shall occur if either Party fails to perform any obligation or breaches any covenant or agreement under this Agreement, or if any representation or warranty of a Party set forth in this Agreement fails to be true and correct in all respects, in each case such that the Closing conditions set forth in Sections 6.2(a) or 6.2(b) or Sections 6.3(a) or 6.3(b), as applicable, would not be satisfied if the Closing were to occur on the date of written

14

Execution Version

notice from the non-defaulting Party specifying the nature of such default, which failure or breach is not cured within twenty (20) days after receipt of written notice.

7.4       Seller Indemnification. Seller shall indemnify and defend Buyer and its Affiliates, directors, shareholders, partners, members, managers, officers, employees, agents, successors and assigns (“Buyer Indemnified Parties”) and hold Buyer Indemnified Parties harmless from and against any and all Damages that arise after Closing based upon, attributable to or resulting from (a) the failure of any representation or warranty of Seller set forth in this Agreement or any representation or warranty contained in any certificate delivered by Seller pursuant to this Agreement to be true and correct as required hereunder; (b) the breach of any covenant or other agreement on the part of Seller contained in this Agreement; or (c) any third party claim following the Closing against Buyer arising out of the ownership or use of, or operation pursuant to, the Licenses to the extent such claim relates to the period before Closing, but excluding any Assumed Liabilities. All claims for indemnification based on the foregoing shall be “Seller Indemnified Claims.”

7.5       Buyer Indemnification. Buyer shall indemnify and defend Seller and its Affiliates, directors, shareholders, partners, members, managers, officers, employees, agents, successors and assigns (“Seller Indemnified Parties”) and hold Seller Indemnified Parties harmless from and against any and all Damages that arise after Closing based upon, attributable to or resulting from resulting from (a) the failure of any representation or warranty of Buyer set forth in this Agreement or any representation or warranty contained in any certificate delivered by Buyer pursuant to this Agreement to be true and correct as require hereunder, (b) the breach of any covenant or other agreement on the part of Buyer contained in this Agreement, or (c) any third party claim following the Closing against Seller arising out of the ownership or use of, or operation pursuant to, the Licenses to the extent such claim relates to the period after Closing. All claims for indemnification based on the foregoing shall be “Buyer Indemnified Claims.”

7.6       Indemnification Procedures. Each Indemnified Party will, promptly after becoming aware of an Indemnified Claim, or promptly after receiving notice of a written threat or commencement of any action relating to an Indemnified Claim, provide the indemnifying Party with Indemnification Notice. The omission by any Indemnified Party to provide Indemnification Notice to an indemnifying Party of any such action shall not relieve the indemnifying Party of its indemnification obligation unless, and then only to the extent that, such omission by an Indemnified Party actually prejudices the indemnifying Party. In case any third party Indemnified Claim is brought against any Indemnified Party, the indemnifying Party will be entitled to participate in defending against the action and may assume the defense thereof. After notice from the indemnifying Party that it will assume the defense, the indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with its own defense. Notwithstanding anything herein contained to the contrary, no Party shall, without the written consent of the other Party, not to be unreasonably withheld or delayed, settle or compromise any action, or consent to the entering of any judgment, regarding an Indemnified Claim asserted by a third party against such other Party unless the claimant or plaintiff executes a written release of the Indemnified Party from all liability in respect of such Indemnified Claim. The release must be reasonably satisfactory in form and substance to counsel for the Indemnified Party, and it must acknowledge that no

15

Execution Version

liability is admitted by the Indemnified Party. All claims for indemnification made by either Party under Sections 7.4 or 7.5, shall be made within fifteen (15) months from the Closing Date, provided however for Indemnified Claims for which Indemnification Notice has been given, such claim shall survive until such time as such claim is fully and finally resolved.

7.7       Limits in Indemnity. Notwithstanding anything to the contrary in this Agreement, no indemnification shall be required to be made by an indemnifying Party to an Indemnified Party for Indemnified Claims unless and until the amount of Damages actually incurred by such Indemnified Party in respect of all Indemnified Claims, in the aggregate, exceeds FOUR HUNDRED EIGHTY SEVEN THOUSAND FIVE HUNDRED and No/100 United States Dollars (US $487,500.00) (the “Deductible”), and then only with respect to such amounts in excess of the Deductible; provided that the Deductible shall not apply to breaches of any covenants or any representations and warranties contained in Sections 4.1(a), (b) and (c), 4.2(a) through (h), 7.4(c) and 7.5(c). The maximum aggregate liability of (a) Seller to all Buyer Indemnified Parties pursuant to the indemnification obligations in Section 7.4 hereof and (b) Buyer to all Seller Indemnified Parties pursuant to the indemnification obligations in Section 7.5 hereof, as applicable, shall in either case not exceed FOURTEEN MILLION SIX HUNDRED TWENTY FIVE THOUSAND and No/100 United States Dollars (US $14,625,000.00) (the “Indemnity Cap”) provided that the Cap shall not apply to breaches of any covenants or any representations or warranties contained in Sections 4.1(a), (b) and (c), 4.2(a) through (h), 7.4(c) and 7.5(c). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO INDEMNIFY THE OTHER PURSUANT TO SECTION 7.4 OR 7.5 HEREOF FOR ANY SPECIAL, LOST PROFIT, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT EXCEPT TO THE EXTENT THE INDEMNIFIED PARTY IS LIABLE FOR SUCH DAMAGES TO A THIRD PARTY.

7.8       Sole Remedy. From and after the Closing, resort to indemnification pursuant to Section 7.4 shall be the exclusive right and remedy of Buyer Indemnified Parties for any Damages arising out of or related to any breach of, or dispute or claim relating to, this Agreement, the Licenses or the Transaction contemplated by this Agreement or any matter that is otherwise indemnifiable hereunder. From and after the Closing, resort to indemnification pursuant to Section 7.5 shall be the exclusive right and remedy of Seller Indemnified Parties for any Damages arising out of or related to any breach of, or dispute or claim relating to, this Agreement, the Licenses or the Transaction contemplated by this Agreement or any matter that is otherwise indemnifiable hereunder.

ARTICLE VIII

Miscellaneous

8.1       Attorney’s Fees. Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, and except for the provisions of Sections 5.1(a)(i)-(iii), each Party will bear its own costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the Transaction. If any legal action is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment, or the non-dismissing party in the event of a voluntary dismissal, shall be entitled to the full

16

Execution Version

amount of all reasonable expenses, including all court costs and actual attorneys’ fees paid or incurred in good faith.

8.2       Taxes. All sales, use or similar, taxes (but, for, the avoidance of doubt, not income, net worth, property or overall gross receipt taxes) as levied by any Governmental Entity in connection with the Transaction contemplated by this Agreement shall be borne by Buyer. Stamp, documentary, filing, recording, transfer or other similar taxes (collectively, “Transfer Taxes”) associated with this Transaction aggregating less than or equal to FIFTY THOUSAND and No/100 United States Dollars (US $50,000.00) shall be borne by Buyer, but if such Transfer Taxes exceed FIFTY THOUSAND and No/100 United States Dollars (US $50,000.00), such cost shall be shared equally by the Parties.

8.3       Benefit. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any party not a signatory hereto or referenced herein other than Buyer and Seller and their respective successors and permitted assigns.

8.4       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5       Entire Agreement. This Agreement (including the documents referred to herein) and the Non-Disclosure Agreement constitute the entire agreement between the Parties with respect to the Transaction and supersedes all pre-existing oral or written agreements or commitments with respect thereto. This Agreement may be modified only by an agreement in writing executed by the Parties.

8.6       FCC Rules. Anything contained herein to the contrary notwithstanding, nothing herein shall in any way limit the rights and remedies of Seller or Buyer under FCC Rules. Furthermore, this Agreement is subject to FCC Rules and it is the Parties’ intention that the Agreement and all actions taken pursuant hereto shall be in full compliance with FCC Rules and any other applicable Laws.

8.7       Further Action. From time to time after the Effective Date, the Parties shall take such further action and execute such further documents, assurances and certificates as either Party may reasonably request of the other in order to effectuate the purpose of this Agreement. In addition, each Party agrees that it will not take any action that would adversely affect the rights granted by it to the other Party hereunder.

8.8       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the Communications Act, the FCC’s Rules and the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.9       Headings. The headings herein are inserted for convenience only and shall not in any way affect the meaning or interpretation of the Agreement.

17

Execution Version

8.10     Notice. Any notices and documentation given under this Agreement shall be in writing and shall be deemed given on (i) the first (1st) business day (excluding Federal holidays) after being sent by United States Express Mail, return receipt requested, or (ii) by overnight delivery, signature required, to the other Party at the following address:

If to Seller:	AWS Wireless Inc.

c/o NextWave Wireless Inc.

12670 High Bluff Drive

San Diego, CA 92130
Facsimile Number: 858-480-3105
Attn: Legal Department

NextWave Wireless Inc.
75 Holly Hill Lane, Suite 200
Greenwich, CT 06830
Facsimile Number: 203-742-2560
Attn: Chief Financial Officer

with a copy (which shall not itself constitute notice) to:

Jennifer L. Richter, Esq.
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037
Facsimile Number: 202-457-6315

If to Buyer:	T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350
Facsimile Number: 800-328-7571
Attn: Corporate Development

With a copy (which shall not itself constitute notice), to:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350
Facsimile Number: 800-328-7571
Attn: General Counsel

8.11     Time of Essence. Whenever this Agreement shall set forth any time for the performance of an act, such time shall be deemed of the essence.

8.12     Amendments and Waiver. No amendment to any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. The express or implied

18

Execution Version

waiver by either Party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation or liability under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other Party to fulfill such representation, warranty, condition, covenant, obligation or liability hereunder.

8.13     Successors and Assigns. Neither Party shall assign any of its rights, obligations or privileges hereunder without the prior written consent of the other Party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.14     Construction. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the Person signing on its behalf has read and understood all of the terms and provisions of this Agreement. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

8.15     Word Meanings. As used in this Agreement, the term “including” shall be deemed to mean “including, without limitation”. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

8.16     Survival. The provisions of Sections 5.1(d), 7.2, 7.3, Article VIII and the related definitions in Article I of terms used in those Articles and Sections, and the Non-Disclosure Agreement shall survive the termination of this Agreement. The provisions of Articles VII and VIII and Sections 5.1(d) and 5.3, including the related definitions in Article I of terms used in those Articles and Sections, shall survive the Closing of this Agreement.

8.17     Waiver of Trial by Jury. BOTH PARTIES HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATING TO THIS AGREEMENT.

8.18     Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event such Party breaches its obligation to close the Transaction. The Terminating Party shall be entitled to seek injunctive relief to prevent further breaches by the Breaching Party and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

8.19     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

19

Execution Version

8.20     Incorporation of Exhibits and Attachments. The Exhibits, Schedules, and Attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

8.21     Number of Days. In computing the number of days for purposes of this Agreement (except where “business” days are specified), all days shall be counted, including Saturdays, Sundays and holidays. If the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

[The next page is the signature page]

20

Execution Version

This Spectrum Acquisition Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first written above.

AWS WIRELESS INC.		T-MOBILE LICENSE LLC

By:	/s/ George Alex	By:	/s/ Brian Kirkpatrick

Name:	George Alex	Name:	Brian Kirkpatrick

Title:	EVP/Treasurer	Title:	EVP & CFO

Execution Version

EXHIBIT A

LICENSES

Cluster	Call Sign	License	Market Name	Block	MHz
3	WQGD504	AW-CMA225-A	Altoona, PA	A	20
3	WQGD492	AW-CMA143-A	Johnstown, PA	A	20
3	WQGD484	AW-CMA056-A	Northeast Pennsylvania, PA	A	20
3	WQGD566	AW-CMA621-A	Pennsylvania 10 - Bedford	A	20
3	WQGD567	AW-CMA622-A	Pennsylvania 11 - Huntingdon	A	20
3	WQGD568	AW-CMA623-A	Pennsylvania 12 - Lebanon	A	20
3	WQGD564	AW-CMA616-A	Pennsylvania 5 - Wayne	A	20
3	WQGD565	AW-CMA619-A	Pennsylvania 8 - Union	A	20
3	WQGD480	AW-CMA013-A	Pittsburgh, PA	A	20
3	WQGD586	AW-BEA014-C	Salisbury MD-DE-VA	C	10
5	WQGD604	AW-BEA048-C	Charleston WV-KY-OH	C	10
5	WQGD487	AW-CMA088-A	Chattanooga, TN-GA	A	20
5	WQGD501	AW-CMA209-A	Clarksville-Hopkinsville TN-KY	A	20
5	WQGD512	AW-CMA262-A	Danville, VA	A	20
5	WQGD602	AW-BEA045-C	Johnson City-Kingsport TN-VA	C	10
5	WQGD486	AW-CMA079-A	Knoxville, TN	A	20
5	WQGD588	AW-BEA017-C	Roanoke VA-NC-WV	C	10
5	WQGD587	AW-BEA016-C	Staunton VA-WV	C	10
5	WQGD569	AW-CMA643-A	Tennessee 1 - Lake	A	20
5	WQGD570	AW-CMA644-A	Tennessee 2 - Cannon	A	20
5	WQGD571	AW-CMA645-A	Tennessee 3 - Macon	A	20
5	WQGD572	AW-CMA647-A	Tennessee 5 - Fayette	A	20
5	WQGD573	AW-CMA649-A	Tennessee 7 - Bledsoe	A	20
5	WQGD584	AW-CMA690-A	Virginia 10 - Frederick	A	20
5	WQGD581	AW-CMA687-A	Virginia 7 - Buckingham	A	20
5	WQGD582	AW-CMA688-A	Virginia 8 - Amelia	A	20
5	WQGD583	AW-CMA689-A	Virginia 9 - Greensville	A	20
5	WQGD605	AW-BEA052-C	Wheeling WV-OH	C	10
8	WQGD518	AW-CMA311-A	Alabama 5 - Cleburne	A	20
8	WQGD519	AW-CMA312-A	Alabama 6 - Washington	A	20
8	WQGD520	AW-CMA328-A	Arkansas 5 - Cross	A	20

Execution Version

8	WQGD597	AW-BEA036-C	Dothan AL-FL-GA	C	10
8	WQGD608	AW-BEA076-C	Greenville MS	C	10
8	WQGD611	AW-BEA085-C	Lafayette LA	C	10
8	WQGD551	AW-CMA494-A	Mississippi 2 - Benton	A	20
8	WQGD552	AW-CMA501-A	Mississippi 9 - Copiah	A	20
8	WQGD612	AW-BEA089-C	Monroe LA	C	10
8	WQGD609	AW-BEA079-C	Montgomery AL	C	10
8	WQGD610	AW-BEA083-C	New Orleans LA-MS	C	10
8	WQGD607	AW-BEA075-C	Tupelo MS-AL-TN	C	10
9	WQGD615	AW-BEA092-C	Fayetteville AR-MO-OK	C	10
9	WQGD614	AW-BEA091-C	Fort Smith AR-OK	C	10
9	WQGD616	AW-BEA095-C	Jonesboro AR-MO	C	10
9	WQGD613	AW-BEA090-C	Little Rock AR	C	10
9	WQGD563	AW-CMA596-A	Oklahoma 1 - Cimarron	A	20
9	WQGD617	AW-BEA124-C	Tulsa OK-KS	C	10
9	WQGD618	AW-BEA126-C	Western Oklahoma OK	C	10
12	WQGD521	AW-CMA336-A	California 1 - Del Norte	A	20
12	WQGD526	AW-CMA345-A	California 10 - Sierra	A	20
12	WQGD527	AW-CMA346-A	California 11 - El Dorado	A	20
12	WQGD522	AW-CMA337-A	California 2 - Modoc	A	20
12	WQGD524	AW-CMA343-A	California 8 - Tehama	A	20
12	WQGD503	AW-CMA215-A	Chico, CA	A	20
12	WQGD511	AW-CMA254-A	Redding, CA	A	20
12	WQGD482	AW-CMA035-A	Sacramento, CA	A	20
12	WQGD488	AW-CMA107-A	Stockton, CA	A	20
12	WQGD514	AW-CMA274-A	Yuba City, CA	A	20
15	WQGD633	AW-REA010-E	Puerto Rico, US Virgin Islands	E	10

Actual copies of the licenses contained in this Exhibit A have been omitted.

Execution Version

EXHIBIT B

INSTRUMENT OF ASSIGNMENT

INSTRUMENT OF ASSIGNMENT, dated as of _____ __, 2008, by and between AWS Wireless Inc., a Delaware corporation (“Assignor”), and T-Mobile License LLC (“Assignee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, Assignor and Assignee have entered into a Spectrum Acquisition Agreement dated as of July 17, 2008 (the “Agreement”), pursuant to which Assignor agreed to convey to Assignee, and Assignee agreed to acquire from Assignor, the Licenses described in the Agreement;

WHEREAS, Assignor and Assignee have filed an Assignment Application requesting the FCC’s consent to the assignment of the Licenses to Assignee; and

WHEREAS, the FCC has granted such Assignment Application by Final Order.

NOW, THEREFORE, in consideration of the premises and the continued validity of the mutual representations, warranties, covenants, conditions, and agreements set forth in the Agreement and herein, the Parties agree as follows:

1.         Assignment. Pursuant to Section 2.1 of the Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, transfer, convey and deliver to Assignee, its successors and assigns forever, all right and interest of Assignor in and to each of the Licenses. Assignee hereby assumes all rights, responsibilities, liabilities and obligations associated with the Licenses and the ownership thereof, whether arising prior to or after the date hereof and whether accrued, absolute, contingent or otherwise.

2.         Terms of Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions of the Agreement, including the representations, warranties, covenants, agreements and conditions contained in the Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the Agreement.

3.         Further Assurances. Assignor covenants and agrees, in connection with the Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Section 1 hereof.

4.         Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Agreement and may be executed in counterparts, each of which as so executed shall be deemed

Execution Version

to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof, and (c) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.

ASSIGNOR:

AWS WIRELESS INC.

By: __________________________

Name: _______________________

Title: _________________________

ASSIGNEE:

T-MOBILE LICENSE LLC

By: __________________________

Name: _________________________

Title: __________________________

Execution Version

EXHIBIT C

FCC OPINION

[Date]

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006-1350

Attn: Corporate Development

Re:

Spectrum Acquisition Agreement (the “Agreement”), dated as of July 17, 2008 by and between T-Mobile License LLC a Delaware limited liability company (the “Buyer”) and AWS Wireless Inc., a Delaware corporation (the “Seller”).

Ladies & Gentlemen:

We have acted as special federal communications regulatory counsel and transactional counsel to the Seller since August 2003, including in connection with the negotiation, preparation and execution of the Agreement. This opinion is provided to you pursuant to Section 3.2(a) of the Agreement. Capitalized terms defined in the Agreement and used herein without definition shall have the meanings given such terms in the Agreement.

As special federal communications regulatory and transactional counsel to the Seller, we address only relevant transactional matters about which we are aware and matters within the jurisdiction of the Federal Communications Commission (“FCC”) under the terms of the Communications Act of 1934, as amended, and the rules, regulations, and published and publicly-available orders and policies of the FCC issued or otherwise promulgated thereunder (collectively, the “Communications Laws”) with respect to the FCC Licenses issued by the FCC to the Seller, which are listed on Annex A hereto (the “FCC Licenses”).

In connection with our provision of this opinion, we have examined the Communications Laws, the Agreement, our files related to our representation of the Seller, and the public records of the FCC as of ___________. We have assumed the accuracy, completeness and authenticity of the public records of the FCC. We also have relied upon oral responses received from the FCC staff to our inquiries with respect to the existence of formal complaints, notices of apparent liability, hearings, investigations, petitions, and other proceedings against the Seller.

To the extent certain factual matters are stated “to our knowledge” or a similar phrase herein, such phrase refers only to the actual knowledge of lawyers in our firm who have devoted substantive attention to representation of the Seller or the transactions contemplated by the Agreement and is based on the examination described above. Based upon this, no information has come to our attention which would give us actual knowledge that circumstances exist which would make such opinion inaccurate. Except to the extent expressly stated herein, we have not

1

Execution Version

undertaken any independent investigation to determine the existence or absence of any such facts.

Based upon our examination of the foregoing disclosures, documents, records and matters of law and subject to the qualifications, assumptions, limitations and exceptions set forth herein, we are of the opinion that:

1.     The execution and delivery of the Agreement by Seller, and the consummation of the purchase and sale of the FCC Licenses pursuant to the Agreement on the date hereof, do not violate the Communications Laws or the FCC Licenses.

2.     Other than filing the requisite consummation notice with the FCC, no additional consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Communications Laws or to be made by the Seller, other than those that already have been obtained in furtherance of the terms and objectives of the Agreement.

3.     Seller validly holds each of the FCC Licenses. Each of the FCC Licenses is in full force and effect and not subject to any conditions outside the ordinary course, or any conditions that are not applicable to AWS licenses, generally. To our knowledge, the Seller has, in all material respects, submitted to the FCC all required documents, applications, reports, filings, registrations, fees and other payments required pursuant to the Communications Laws. To our knowledge, Seller is in material compliance with the Communications Laws related to the ownership of the FCC Licenses. The execution and delivery of the Agreement and the performance by Seller of its obligations under the Agreement will not violate the Communications Laws.

4.     To our knowledge, no interference consents or relocation agreements have been provided or entered into by Seller with respect to the Licenses.

5.     There is no outstanding or unsatisfied adverse order, decree or ruling (including any notice of forfeiture, paid or unpaid) that has been issued by the FCC against any of the FCC Licenses or Seller with respect to any of the FCC Licenses. There is no proceeding, complaint, or investigation against Seller with respect to any of the FCC Licenses that is pending or threatened before the FCC, except for proceedings affecting AWS licenses generally. Finally, no action, suit, proceeding, or investigation is pending or threatened, and no judgment, order, decree, or ruling has been entered, against Seller in any court of before or by any Governmental Entity (other than the FCC) that gives us reason to believe that any of the FCC Licenses will be revoked or will not be renewed in the ordinary course.

6.     The FCC has granted its consent to the assignment of the FCC Licenses to Buyer by Final Order (the “FCC Consent”). The FCC Consent is in full force and effect. The FCC Consent includes and constitutes all necessary consents, approvals and authorizations required under the Communications Laws for the assignment of the FCC Licenses to Buyer pursuant to the Agreement.

This opinion is rendered as of the date hereof, is intended solely for your benefit and may be relied upon only by you in connection with the transaction embodied in the Agreement. This

2

Execution Version

opinion may not be relied upon by you for any other purpose, and may not otherwise be used, circulated, quoted or relied upon without our prior written consent. We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof, and we undertake no responsibility or obligation to consider this opinion's applicability or correctness to any person other than its addressees.

Sincerely yours,
Patton Boggs LLP

3

Execution Version

EXHIBIT D

SELLER’S CERTIFICATE

Pursuant to Section 6.2(c) of the Spectrum Acquisition Agreement, dated as of July 17, 2008, (the “Agreement), by and between T-Mobile License LLC, a Delaware limited liability company and AWS Wireless Inc., a Delaware Corporation (“Seller”), the undersigned hereby certifies that he/she is duly authorized to execute and deliver this Certificate on behalf of Seller, and further certifies as follows:

(a)    the representations and warranties of Seller contained in the Agreement are true and correct in all respects, in each case when made and at and as of the date hereof with the same force and effect as though made at and as of such time, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; and

(b)   Seller has duly performed in all material respects all agreements required to be performed by Seller prior to or as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

AWS WIRELESS INC.

Date:	_________ ___, _______	______________________________

Name:
Title:

Execution Version

EXHIBIT E

CORPORATE OPINION

The following are the legal opinions to be given by the Seller’s corporate counsel:

1.     Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.     Seller has the requisite corporate power and authority to execute and deliver the Spectrum Acquisition Agreement and Instrument of Assignment (the “Documents”) to which it is a party and to perform its obligations thereunder.

3.     The execution and delivery by Seller of the Documents and the performance by Seller of its obligations thereunder have been duly authorized by all necessary action on the part of Seller.

4.     Each of the Documents has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and may be subject to general principles of equity.

5.     The execution and delivery by Seller of the Documents, and the performance of its obligations thereunder, do not, and will not, violate, conflict with, or result in the breach of any term, condition, or provision of, or constitute a default under (or an event that with notice or the lapse of time or both would constitute a default under), or result in the creation of any right of acceleration, modification, or termination under, or require the consent of any other Person, other than the FCC, under the By-laws or any present statute, ordinance, rule or regulation to which Seller or the Licenses is subject;

6.     To the best of our knowledge no adverse judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body, or authority is outstanding that relates to any of the Licenses.

7.     No authorization, approval, or consent of, and no registration or filing with or notification to, any governmental or regulatory official, body, or authority that has not been obtained or made is required in connection with the execution, delivery, or performance of the Documents by Seller.

The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, other than the Communications Act and the FCC Rules, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Execution Version

EXHIBIT F

BUYER’S CERTIFICATE

Pursuant to Section 6.3(c) of the Spectrum Acquisition Agreement, dated as of July 17, 2008, (the “Agreement) between T-Mobile License LLC, a Delaware limited liability company (“Buyer”) and AWS Wireless Inc., a Delaware corporation, the undersigned hereby certifies that he/she is duly authorized to execute and deliver this Certificate on behalf of Buyer, and further certifies as follows:

(a)    the representations and warranties of Buyer contained in the Agreement are true and correct in all respects, in each case when made and at and as of the date hereof with the same force and effect as though made at and as of such time, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(b)   Buyer has duly performed in all material respects all agreements required to be performed by Buyer prior to or as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

T-MOBILE LICENSE LLC

Date:	_________ ___, _______	______________________________
Name:
Title:

Execution Version

Schedule 4.1(d)– Filings and Consents

•	Seller and Buyer to cooperate in preparing and filing FCC Form 603 for assignment of the Licenses from Seller to Buyer.
•	Seller and Buyer to cooperate in providing any notifications and satisfying any reporting obligations to obtain HSR Approval.
•	Buyer to file a consummation notification with the FCC within 30 days after Closing.

Execution Version

Schedule 4.2(b)– Licenses Unimpaired

•

Sections 27.1111 – 27.1190 of the FCC’s Rules require AWS licensees to coordinate with, protect and relocate certain incumbent users in the AWS band prior to initiating operations. AWS licensees also are subject to certain cost-sharing requirements related to relocation of incumbents. The duty to relocate any spectrum incumbents in the Service Areas shall be solely Buyer’s and dependent upon Buyer’s proposed use of the Licenses. Seller makes no representations to Buyer about the extent of incumbency with respect to the Licenses Buyer is acquiring in the Transaction or the extent of any cost-sharing obligations that may arise. As of the Effective Date, Seller has received no demands for cost-sharing reimbursement regarding the Licenses that are the subject of the Transaction and Seller has not entered into any microwave relocation agreements with any incumbents in the Service Areas.

Execution Version

Schedule 4.2(c)– No Liens

•	Subject to FCC Rules, the Licenses were pledged as security for certain Senior Secured Notes in a transaction dated July 17, 2006. At Closing, all Liens against the Licenses shall be extinguished.